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                                                                   EXHIBIT 99(b)

                       [TENNECO LETTERHEAD APPEARS HERE]

                                 NEWS RELEASE

MEDIA CONTACT: Mike Bazinet (203) 863-1073

              TENNECO ANNOUNCES AGREEMENT TO MERGE TENNECO ENERGY
                        WITH EL PASO ENERGY CORPORATION

            VALUE OF TRANSACTION TO TENNECO SHAREOWNERS $4 BILLION

    GREENWICH, Conn., June 19, 1996 -- Tenneco announced today that it has signed a definitive agreement to merge one of its four operating divisions, Tenneco Energy, with El Paso Energy Corporation. This merger is part of the larger Tenneco reorganization announced in March, which includes spinoffs to its shareholders of Newport News Shipbuilding and Automotive/Packaging businesses as separate public companies. The Automotive/Packaging business will be renamed Tenneco Inc. following the reorganization.

    The agreement represents a total value for Tenneco shareowners of $4 billion. This value includes:

 . New shares of El Paso Energy equity valued at $750 million.

 . Assumption by El Paso Energy of $2.65 billion of Tenneco's existing debt and preferred stock.

 . Assumption by El Paso Energy of approximately $600 million of Tenneco Inc.
  liabilities and other considerations.

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    "This agreement with El Paso Energy is an excellent one for Tenneco, Tenneco shareowners and Tenneco Energy," said Dana G. Mead, Tenneco chairman and chief executive officer. "As the single largest financial and strategic event in our efforts to transform Tenneco into an industrial growth company, it brings into clearer focus the Tenneco of the future. This transaction, combined with the spinoff of Newport News Shipbuilding will create a powerful new Tenneco -- a global manufacturing company in automotive and packaging with a strong balance sheet, leading market positions and products and high profitability."

    "Financial benefits from these actions will give us greater flexibility to accelerate our progress, and should reduce Tenneco's debt to less than 30 percent of total capital, creating substantial financial flexibility for acquisitions and internal investments in packaging and automotive parts.

    "Tenneco shareowners will receive an ownership stake in El Paso Energy, a company with a proven track record of success and growth," Mead said. "For Tenneco Energy, the merger with El Paso Energy will create enhanced opportunities in marketing and operations. The combined company will be one of the nation's three largest transportation systems for natural gas -- and the only one with coast-to-coast capabilities. The customers will be the ultimate beneficiaries."

    The merger of Tenneco Energy with El Paso Energy marks the third separation of a major division from Tenneco in the past 15 months as Tenneco has accelerated its efforts to create strategic focus and capture enhanced shareholder value.

    The initial public offering in March 1995 of 100 percent of Albright & Wilson, the U.K.-based chemicals company, raised $819 million in cash and dividends.

    One of the largest sales in this asset redeployment program was completed this past March when Tenneco received approximately $700 million from the sale of its final 21 percent ownership of Case Corporation, a manufacturer of agricultural and construction equipment. In the aggregate, Tenneco realized a total of $4.4 billion in financial benefits from the sale of Case, which was completed last March.

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     Overall, including major asset sales, debt transfer and other related benefits, Tenneco has captured financial value amounting to $5.5 billion since June 1994 and has redeployed that capital into $2.4 billion in acquisitions, $750 million in stock repurchases, and substantial debt reduction.

     The merger agreement with El Paso Energy has been approved by directors of both companies. The merger is not contingent upon approval of El Paso shareholders. In the event the issuance of $750 million of common stock is not approved by El Paso shareholders, El Paso will issue a combination of common and preferred stock with an aggregate value of $750 million. The agreement is contingent upon the approval of Tenneco shareowners with a vote expected to be scheduled for this fall. The agreement also is subject to a favorable tax-free ruling from the Internal Revenue Service. That request is expected to be submitted by the end of the month.

     Tenneco announced on March 21 that it intended to accelerate its transformation into a global manufacturing company, focused on its packaging and automotive parts businesses. To accomplish this, the company said then that it intended to spin-off Newport News Shipbuilding to Tenneco shareowners and to separate Tenneco Energy from Tenneco's packaging and automotive parts divisions through either a tax-free spinoff, a sale, tax-free merger or other action.

     Newport News Shipbuilding, based in Newport News, Va., is the largest and most profitable shipyard in North America, with 18,000 employees. It reported $160 million in operating income in 1995, on revenues of $1.8 billion. It is anticipated that the capital structure for a spinoff will include an employee stock ownership plan.

     Tenneco Energy, with headquarters in Houston, operates one of the nation's largest natural-gas transportation systems, delivering 15 percent of total U.S. supplies of natural gas to customers in 20 states, primarily in the Midwest and Northeast. The division also has expanded internationally with development projects in gas transmission and electric power generation in Australia, Europe, Latin America and the Pacific Rim. Tenneco Energy earned $333 million in operating income in 1995 on $1.9 billion in revenues. It has 18,200 miles of pipeline and 3,200 employees.

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    El Paso Energy, with headquarters in El Paso, Texas, owns and operates one of the largest mainline transmissions in the United States, with 7,700 miles of gathering systems connected to more than 10,000 wells in the San Juan, Anadarko, and Permian basins, East Texas and North Louisiana. It has current gathering volumes of 1.9 billion cubic feet per day including processing and treating volumes of 650 million cubic feet per day. Its first quarter 1996 throughput was
3.7 billion cubic feet per day. El Paso Marketing is one of the top ten nationwide providers of natural gas and power marketing services with current sales volumes of 3.3 billion cubic feet per day.

    By year-end when all of the contemplated strategic actions are complete, Tenneco shareowners will hold stock in three distinct companies -- El Paso Energy as a result of this merger, Newport News Shipbuilding, resulting from the tax-free spinoff of that company, and shares in the new Tenneco comprised of Tenneco Packaging, Tenneco Automotive, and Tenneco Business Services.

    Tenneco Packaging and Tenneco Automotive are both leaders in their markets; their combined operations are expected to generate revenues of between $7 billion and $8 billion in 1996. Their current employment is 38,200, including 12,000 outside North America, and the divisions operate more than 170 facilities worldwide. Growth targets include doubling revenues and tripling operating income in four years by a combination of acquisitions, internal growth and continued improvement in operating performance.

    Tenneco Business Services (TBS), Tenneco's shared administrative services subsidiary based in The Woodlands, Texas, consolidates and streamlines companywide administrative programs such as purchasing, information systems, payroll, accounting, and legal activities. TBS is projected to achieve its 1996 targets of $90 million in gross cost savings within Tenneco and contribute an estimated $35 million to operating income.

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    Tenneco (TEN:NYSE) is a diversified industrial corporation with 1995 sales of $8.9 billion and 1996 projected sales of $10.5 billion. Tenneco owns and manages businesses in four major sectors: packaging (Tenneco Packaging), automotive parts (Tenneco Automotive), natural gas transportation and marketing (Tenneco Energy), and ship design construction and repair (Newport News Shipbuilding). Tenneco's corporate management center is located in Greenwich, Conn.

    Certain information included in this press release is forward looking and involves risks and uncertainties, including general economic and competitive conditions that could significantly impact expected results.



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